Exhibit 10.4

JPMorgan Chase Bank, National Association P.O. Box 161 60 Victoria Embankment London EC4Y 0JP England

DATE:	May 10, 2012

TO:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256
ATTENTION:	Richard D. Peterson
FACSIMILE:	(480) 291-8847

FROM:	JPMorgan Chase Bank, National Association

SUBJECT:	Base Warrant Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Medicis Pharmaceutical Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. For the purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (iii) “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (iv) “Threshold Amount” means in relation to Dealer, three percent (3%) of shareholders’ equity of JPMorgan Chase & Co. as of the Trade Date and in relation to Counterparty, USD 25 million, and with such other elections set forth in this Confirmation). The Transaction shall be the only transaction under the Agreement.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	May 10, 2012.

Effective Date:	May 16, 2012.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The Class A common stock, par value USD 0.014 per share, of Counterparty.

Number of Warrants:	For each Component, as provided in Annex C to this Confirmation.

Warrant Entitlement:	One Share per Warrant.

Strike Price:	As provided in Annex B to this Confirmation.

Premium:	As provided in Annex B to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation

Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

Procedure for Exercise:

In respect of any Component:

Expiration Date:	As provided in Annex C to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, then the Final Disruption Date shall be deemed to be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Relevant Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day with the intent to capture the economic effect of such transactions. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” has the meaning provided in Annex B to this Confirmation.

Automatic Exercise:	Applicable, and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component, subject to the provisions set forth under “Limit on Beneficial Ownership”
below.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by replacing the words “or (iii) an Early Closure.” with “(iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable judgment based on the advice of counsel, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer or its affiliate), for Dealer or its affiliate to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Counterparty may elect Cash Settlement only if Counterparty represents and warrants to Dealer in writing on the date of such election that (A) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, (B) Counterparty is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty (including contingent liabilities), and Counterparty has the ability to pay its debts and obligations as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Counterparty

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If applicable, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, for each Component, Counterparty shall deliver to Dealer on the relevant Settlement Date a number of Shares equal to the Net Share Amount for such Component to the account specified by Dealer, and cash in lieu of any fractional Share valued at the Relevant Price for the Valuation Date corresponding to such Settlement Date, subject to the provisions set forth under “Registration/Private Placement Procedures” below.

Net Share Amount:	For any Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to (x) the product of (i) the number of Warrants being exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess, if any, of the Relevant Price for the Valuation Date occurring on such Exercise Date over the Strike Price (such product, the “Net Share Settlement Amount”), divided by (y) such Relevant Price.

Cash Settlement:	If applicable, on the relevant Settlement Date, Counterparty shall pay to Dealer an amount of cash in the Settlement Currency equal to the Net Share Settlement Amount for such Settlement Date.

Relevant Price:	On any Valuation Date, the volume weighted average price per Share for the regular trading session of the Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg Page MRX.N <equity> AQR on such Valuation Date in respect of the period from 9:30 am to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume weighted average price is not available or is, in the Calculation Agent’s reasonable discretion, erroneous, the Calculation Agent’s reasonable, good faith estimate of such price on such Valuation Date).

Settlement Currency:	USD.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Dividends:

In respect of any Component:

Dividend Adjustments:	Counterparty agrees to notify Dealer promptly of the announcement of an ex-dividend date for any cash dividend by Counterparty. If an ex-dividend date for any cash dividend or distribution on the Shares (a “Triggering Dividend”) that differs from the Regular Dividend occurs at any time from, but excluding, the Trade Date to, and including, the Expiration Date or if no ex-dividend date for a cash dividend or distribution by Counterparty occurs during any regular dividend period of Counterparty (as determined by the Calculation Agent) that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then in lieu of any adjustments as provided under “Method of Adjustment” below, the Calculation Agent may make such adjustments to the Strike Price, the Number of Warrants and/or any other variable relevant to the exercise, settlement or payment or other terms of the Transaction as it deems appropriate in its good faith and commercially reasonable discretion to preserve the intended economic benefits of the Transaction.

Regular Dividend:	For the first Triggering Dividend for which the ex-dividend date occurs within any regular dividend period of Counterparty (as determined by the Calculation Agent), USD 0.10 per Share (subject to adjustment (x) by the Calculation Agent to account for any change in the regular dividend period length and (y) for any Potential Adjustment Event or Extraordinary Event as otherwise provided herein), and, for any subsequent Triggering Dividend for which the ex-dividend date occurs within the same regular dividend period, zero.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that adjustments may be made to account for changes in actual or expected volatility, dividends, correlation, stock loan rate and liquidity relative to the relevant Share.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) the following clause shall be inserted at the end thereof: “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that either (x) also becomes Counterparty under the relevant Transaction following such Merger Event or Tender Offer or (y) wholly owns the Counterparty under the relevant Transaction following such Merger Event or Tender Offer (which Counterparty is a corporation that is organized under the laws of the United States, any State thereof or the District of Columbia) and fully and unconditionally guarantees the obligations of Counterparty under the Transaction”.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language to the stipulated parenthetical provision: “(including adjustments to account for changes in expected volatility, expected dividends, expected correlation, expected stock loan rate or expected liquidity relevant to the Shares or to the Transaction)”.

Announcement Event:	With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component (in each case, including without limitation any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), the Calculation Agent determines in its good faith and commercially reasonable discretion that such economic effect is material and Dealer so elects in its commercially reasonable discretion, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect (without duplication in respect of any other adjustment or cancellation valuation made pursuant to the Equity Definitions) and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of such Component with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account such adjustment in determining the Cancellation Amount). “Announcement Event” shall mean the occurrence of an Announcement Date in respect of a Merger Event or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component. The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the words “a firm” with the word “any bona fide” in the second and fourth lines thereof, (b) inserting the words “by the Issuer, any potential counterparty to such Merger Event or any of their agents or affiliates” after the word “announcement” in the second line thereof, (c) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (d) inserting the words “by the Issuer, any potential offeror in respect of such Tender Offer or any of their agents or affiliates” after the word “announcement” in the second and the fourth lines thereof, and (e) replacing the words “voting shares” with the word “Shares” in the fifth line thereof.

Consequences of Merger Events:

Merger Event:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof; provided, further that, Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Notwithstanding anything to the contrary in the Equity Definitions, if the composition of Combined Consideration in respect of any Share-for-Combined Merger Event or Tender Offer could be determined by a holder of Shares, Dealer shall determine the composition of such Combined Consideration in its commercially reasonable discretion.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used commercially reasonable efforts to avoid such increased cost on terms acceptable to the Hedging Party”.

Failure to Deliver:	Inapplicable

Insolvency Filing:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Increased Cost of Hedging:	Not Applicable.

Hedging Disruption:

Applicable; provided that:

(i)     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	Dealer for all applicable Extraordinary Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

Counterparty Representations: Counterparty hereby represents, warrants, acknowledges and covenants that:

(i)	Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer in connection with this Transaction until such information no longer constitutes material non-public information.

(ii)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(iii)	Counterparty is not entering into the Transaction and will not make any election hereunder for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv)	Counterparty’s filings under the Exchange Act and other applicable securities laws that are required to be filed have been filed and when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), as of the date of this representation, do not contain any untrue statement of material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(v)	The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement (the “Underwriting Agreement”) dated as of the Trade Date between Counterparty and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as representatives of the underwriters party thereto are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(vi)	The Shares issuable upon exercise of all Warrants (the “Warrant Shares”) (a) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights and (b) shall, upon such issuance, be accepted for listing or quotation upon the Exchange. In addition, Counterparty shall ensure that at all times until its delivery obligations hereunder have been met in full that the total number of Shares reserved for issuance hereunder and, prior to receipt of the Required NYSE Stockholder Approval (as defined below), for issuance under any Other Warrant Transaction (as defined below), in the aggregate, is at least equal to the Maximum Delivery Amount.

(vii)	Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 13,276,700 Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(viii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(ix)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(x)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder, if any, shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi)	Counterparty shall deliver to Dealer on the Effective Date an opinion of counsel, dated as of such date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and clause (a) of the first sentence of clause (vi) above (solely with respect to the Shares initially issuable upon exercise of the Warrants) and such other matters as Dealer may reasonably request.

(xii)	On each anniversary of the Trade Date, upon request by Dealer, Counterparty shall deliver to Dealer an officer’s certificate, signed by an authorized officer, stating the number of Available Shares (as defined in the provision titled “Limitation On Delivery of Shares” below).

(xiii)	No state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares or Counterparty would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares.

(xiv)	During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) unless Counterparty has provided written notice to Dealer of such “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”. Counterparty acknowledges that any such notice may give rise to a Regulatory Disruption or a postponement pursuant to “Right to Extend” below and acknowledges that the proviso to clause (i) under this “Counterparty Representations” section shall apply to any such notice.

(xv)	On each day during the Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer; provided that this clause (xv) shall not apply to the following: (a) privately negotiated purchases of Shares (or any security convertible into or exchangeable for Shares); (b) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, independent contractors or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements in connection with the exercise of such options; (c) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (d) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; or (e) purchases of Shares effected by or for a plan by an agent independent of the Counterparty that satisfy the requirements of Rule 10b-18(a)(13)(ii).

Miscellaneous:

Netting and Set-Off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

Qualified Financial Contracts. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction outside of Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Dealer any amount in connection with the Transaction pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event (x) that is within Counterparty’s control or (y) as a result of which the Shares have changed into cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control) (a “Counterparty Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Counterparty Payment Obligation by delivery of Termination Delivery Units (as defined below) by (A) giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Counterparty Termination Delivery”) and (B) remaking the representation set forth under “No Material Non-Public Information” below on the date of such notice; provided that if Counterparty does not validly elect (or is not permitted to elect) to satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units, Dealer shall have the right, in its sole discretion, to elect to require Counterparty to satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units. On a date determined by the Calculation Agent that is within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery or a notice from Dealer requiring Counterparty to satisfy its Counterparty Payment Obligation by delivery of Termination Delivery Units, as the case may be, Counterparty shall deliver to Dealer a number of Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation (as determined by the Calculation Agent in a commercially reasonable manner), subject to the provisions set forth opposite the caption “Registration/Private Placement Procedures” below. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.

“Termination Delivery Unit” means one Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in its commercially reasonable discretion.

Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer based on advice of counsel, any Shares or Termination Delivery Units deliverable to Dealer hereunder, for any reason, would be in the hands of Dealer subject to any applicable restrictions on transfer (including, without limitation, any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units) pursuant to any applicable federal or state securities law or otherwise (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144) (such Shares or Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) of Annex A hereto at the election of Counterparty, unless the requirements of such clauses (i) and (ii) are waived by Dealer with respect to such delivery. Notwithstanding the foregoing, solely in respect of any Warrants exercised or deemed exercised on any Exercise Date, Counterparty shall elect, prior to the first Settlement Date for the first Exercise Date (or, if later, prior to the third Scheduled Trading Day following the date of notification by Dealer of the need for such settlement procedures), a Private Placement Settlement of similar size (as defined in Annex A hereto) or Registration Settlement (as defined in Annex A hereto) for all deliveries of Restricted Shares for all such Exercise Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) of Annex A hereto shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii) of Annex A, as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Dealer (or its affiliate) is not then an affiliate, as such term is used in Rule 144, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Dealer or its affiliate shall not be considered such an affiliate of Counterparty solely by reason of its right to receive Shares pursuant to a Transaction hereunder), any Shares or Termination Delivery Units delivered hereunder either prior to or after the first anniversary of the Premium Payment Date shall be eligible for resale under Rule 144 or any successor provision at all times following such first anniversary, and Counterparty agrees that any Shares or Termination Delivery Units delivered after such first anniversary shall not bear any legends restricting, or referring to restrictions on, the resale of such securities, and, with respect to any Shares or Termination Delivery Units delivered prior to such first anniversary, on such first anniversary Counterparty shall remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer or such affiliate. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Share or Termination Delivery Units upon delivery by Dealer or its affiliate to Counterparty or such transfer agent of any customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by

Dealer or such affiliate. Counterparty further agrees and acknowledges that Dealer (or its affiliate) shall run a holding period under Rule 144 from the Premium Payment Date with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Dealer relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 6 months from the Premium Payment Date may be freely transferred among Dealer and its affiliates, and Counterparty shall effect such transfer without any further action by Dealer or its affiliates. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144, including Rule 144(b) or any successor provision, as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

No Material Non-Public Information. Counterparty represents and warrants to Dealer that it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to provisions opposite the headings “Alternative Calculations and Counterparty Payments on Early Termination and on Certain Extraordinary Events,” “Registration/Private Placement Procedures,” “Limitation on Delivery of Shares” or Annex A) shall be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery would result in the existence of an Excess Ownership Position as set forth in clause (1) or (3) of the definition thereof. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of such an Excess Ownership Position. If any delivery owed to Dealer or exercise hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Dealer’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that such exercise or delivery would not result in the existence of such an Excess Ownership Position.

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Dealer with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Warrant Equity Percentage (as defined below) is greater by 0.5% or more than the Warrant Equity Percentage set forth in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Warrant Equity Percentage as of the date hereof). The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, of (1) the numerator of which is the sum of (A) the product of the Number of Warrants and the Warrant Entitlement and (B) the number of Shares underlying any other warrant transaction between Counterparty as seller and Dealer as buyer and (2) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling person (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming an “insider” as defined under Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and reasonable expense (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified herein, and to reimburse, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Limitation On Delivery of Shares. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required at any time to deliver any Shares hereunder to the extent that the number of Shares otherwise deliverable would exceed (i) prior to receipt of the Required NYSE Stockholder Approval, 4,574,554 Shares less the total number of Shares previously delivered hereunder or under any warrant transaction that (x) is entered into by Dealer and Counterparty within 30 days of the date hereof and (y) except with respect to the number of warrants and the premium, is substantially similar hereto (any such transaction, an “Other Warrant Transaction”) or (ii) following receipt of the Required NYSE Stockholder Approval, two times the Number of Shares (the “Maximum Delivery Amount”). Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Maximum Delivery Amount be subject to adjustment, other than any adjustment that (a) prior to receipt of the Required NYSE Stockholder Approval, is made pursuant to Article 11 or 12 of the Equity Definitions (without any amendment thereto pursuant to the terms of this Confirmation), and (b) to the extent that such adjustment would cause the Maximum Delivery Amount to exceed the number of Available Shares, results from actions of Counterparty or events within Counterparty’s control. Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares other than the Transaction and, prior to receipt of the Required NYSE Stockholder Approval, any Other Warrant Transaction (such Shares, the “Available Shares”). In the event that, notwithstanding the preceding sentence, Counterparty shall not have delivered the full number of Shares otherwise deliverable hereunder because Counterparty has insufficient authorized but unissued Shares that are not reserved for future issuance under transactions other than the Transaction and, prior to receipt of the Required NYSE Stockholder Approval, any Other Warrant Transaction (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for such other transactions. Counterparty shall reasonably promptly notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Notwithstanding the provisions of Section 5 of the Agreement, in the event of a failure by Counterparty to comply with the agreement set forth in this provision, there shall be no grace period for remedy of such failure.

Additional Termination Event. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer reasonably determines, based on advice of counsel, that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations;

(ii) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Counterparty, its subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Counterparty’s common equity representing more than 50% of the voting power of its common equity;

(iii) the consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of Counterparty pursuant to which the Shares will be converted into cash, securities or other property, other than a merger of Counterparty solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Counterparty and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; or

(iv) (A) at any time the price per Share on the Exchange (as determined by the Calculation Agent) is at or above USD 500.00 (subject to adjustment as provided in this Confirmation and the Equity Definitions, except that, for the avoidance of doubt, with respect to a Potential Adjustment Event, any such adjustment may become effective as of the announcement of the relevant Potential Adjustment Event), unless Counterparty has received approval from its stockholders in accordance with the requirements of Rule 312.03(c) of the New York Stock Exchange Listed Company Manual (or any successor thereto) for (x) the issuance pursuant to the Transaction of a number of Shares up to two times the Number of Shares and (y) the issuance pursuant to any Other Warrant Transaction of a number of Shares up to two times the “Number of Shares,” as defined in the confirmation therefor (such approval, the “Required NYSE Stockholder Approval”) and (B) Dealer reasonably believes that, if Counterparty were to validly elect to deliver Termination Delivery Units in respect of any Counterparty Payment Obligation upon the occurrence at such time of any event described in “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events,” such Termination Delivery Units would constitute Restricted Shares.

Notwithstanding the foregoing, transactions described in clause (ii) or (iii) above shall not constitute Additional Termination Events under such clause if (a) at least 90% of the consideration paid for the Shares (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a transaction otherwise constituting an Additional Termination Event under clause (ii) or (iii) above consists of shares of common stock traded or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded or quoted immediately following the completion of such transaction and (b) as a result of the completion of such transaction, the “Shares” are composed of such consideration.

Notwithstanding anything to the contrary herein or in the Equity Definitions or the Agreement, any Counterparty Payment Obligation shall, for all purposes, be calculated without regard to the provisions set forth under “Limitation on Delivery of Shares” above; provided that the number of Shares deliverable pursuant to the provisions set forth under “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events” above (if applicable) shall not exceed the applicable Maximum Delivery Amount. For the avoidance of doubt, the provisions set forth above under “Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events”, including and subject to the conditions and limitations set forth therein and above, shall apply to any Counterparty Payment Obligation amount resulting from such Additional Termination Events.

Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Net Share Amount with respect to one or more Components), if Dealer determines, in its commercially reasonable discretion (in the case of the immediately following clause (i)) or in its reasonable discretion based on advice of counsel (in the case of the immediately following clause (ii)), that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s (or its affiliate’s) hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer (or its affiliate) to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer (or such affiliate) were Counterparty or an affiliate of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (or such affiliate).

Transfer or Assignment. Counterparty may not transfer any of its obligations hereunder without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty.

If (a) at any time (1) the Section 16 Equity Percentage exceeds 8%, (2) the Warrant Equity Percentage exceeds 14.5% or (3) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Dealer Person (except for filings of Schedule 13D or Schedule 13G under the Exchange Act or any other filing obligations applicable as of the date hereof), or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion (allocated among the Components thereof in the discretion of Dealer), (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Counterparty Payment on Early Termination and on Certain

Extraordinary Events” shall apply to any amount that is payable by Counterparty to Dealer pursuant to this sentence). The “Section 16 Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or, to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

Amendments to Equity Definitions. (a) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by: (i) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (ii) replacing “will lend” with “lends” in subsection (B); and (iii) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; and (b) Section 12.9(b)(v) of the Equity Definitions is hereby amended by: (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (ii) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”; and (iii) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X).

Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of Dealer (“JPMS”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other part for performance of such other party’s obligations under the Transaction.

Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the underwriters thereof for any reason, other than in cases involving breach of the Underwriting Agreement by Dealer or its affiliate, by the close of business in New York on May 23, 2012 (or such later date as agreed upon by the parties) (May 23, 2012 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following the payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default and, as a result, Dealer owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Deduction or Withholding for Tax. So long as Counterparty is organized under the laws of the United States or any State thereof, the provisions of Section 2(d)(i)(4) of the Agreement shall not apply to the Transaction.

Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code).

Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.
Dealer	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

Governing Law; Jurisdiction: THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a)	Counterparty

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

Attention: Richard D. Peterson

Fax: (480) 291-8847

(b)	Dealer

JPMorgan Chase Bank, National Association

EDG Marketing Support

Email:                     EDG_OTC_HEDGING_MS@jpmorgan.com

Facsimile No:         1-866-886-4506

With a copy to:

Attention: Jason Wood

Title: Managing Director

Telephone: (212) 622-8783

Facsimile No: (415) 226-0616

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities LLC, 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By: /s/ Daniel Weinberg
Authorized Signatory
Name: Daniel Weinberg

Accepted and confirmed

as of the Trade Date:

Medicis Pharmaceutical Corporation

By: /s/ Richard D. Peterson
Authorized Signatory
Name: Richard D. Peterson

[Base Warrant Transaction Signature Page]

ANNEX A

Registration Settlement and Private Placement Settlement

(i)	If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures for private placements of equity securities of similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). Dealer or its affiliate and Counterparty shall enter into a private placement agreement that is customary in form and substance for private placements of equity securities of similar size in connection with any Private Placement Settlement (including the resale of the Restricted Shares and any Make-Whole Shares by Dealer or its affiliate), which agreement shall include, without limitation, customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer and its affiliates, due diligence rights (for Dealer or its affiliate or any potential buyer of the Restricted Shares or Make-Whole Shares, as the case may be, designated by Dealer or its affiliate), opinions and certificates, and such other documentation as is customary for private placement agreements for private placements of equity securities of similar size, all reasonably acceptable to Dealer or its affiliate.

(ii)	If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures for offerings of equity securities of similar size, including entry by Dealer or its affiliate and Counterparty into an underwriting agreement that is customary in form and substance for registered secondary equity offerings of similar size, including, without limitation, covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights (for Dealer, its affiliate or any potential buyer of the Restricted Shares or Make-whole Shares, as the case may be, designated by Dealer or its affiliate), opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements for offerings of similar size, all reasonably acceptable to Dealer or its affiliate. If Dealer or its affiliate, in its sole discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Dealer or its affiliate is satisfied with such procedures and documentation, it shall sell the Restricted Shares (or any Make-whole Shares) pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (or any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Dealer or its affiliate completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Counterparty Payment Obligation and (ii) the date upon which all Restricted Shares (and any Make-whole Shares) may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) without any further restriction whatsoever.

(iii)

If (ii) above is applicable and the Net Share Settlement Amount or the Counterparty Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Shares owed pursuant to the Net Share Settlement Amount, or the Counterparty Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer or its affiliate by the open of the regular trading session on the Exchange on the third Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), at its option, either in cash or in a number of Restricted Shares

A-1

(“Make-whole Shares”, provided that the aggregate number of Restricted Shares and Make-whole Shares delivered shall not exceed the Maximum Delivery Amount) that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a value equal to the Additional Amount. If Counterparty elects to pay the Additional Amount in Make-whole Shares, Counterparty shall elect whether the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Additional Amount is equal to zero, subject to “Limitation on Delivery of Shares”. “Freely Tradeable Value” means the value of the number of Shares delivered to Dealer or its affiliate which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer or its affiliate, as determined by the Calculation Agent by reference to the Relevant Price for freely tradeable Shares as of the Valuation Date, or other date of valuation used in a commercially reasonable manner to determine the delivery obligation with respect to such Shares, or by other commercially reasonable means.

A-2

ANNEX B

The Strike Price, Premium and Final Disruption Date for the Transaction are set forth below.

Strike Price:	USD 60.256

Premium:	USD 12,654,000

Final Disruption Date:	December 6, 2017.

B-1

ANNEX C

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	63,728	August 31, 2017
2.	63,728	September 1, 2017
3.	63,728	September 5, 2017
4.	63,728	September 6, 2017
5.	63,728	September 7, 2017
6.	63,728	September 8, 2017
7.	63,728	September 11, 2017
8.	63,728	September 12, 2017
9.	63,728	September 13, 2017
10.	63,728	September 14, 2017
11.	63,728	September 15, 2017
12.	63,728	September 18, 2017
13.	63,728	September 19, 2017
14.	63,728	September 20, 2017
15.	63,728	September 21, 2017
16.	63,728	September 22, 2017
17.	63,728	September 25, 2017
18.	63,728	September 26, 2017
19.	63,728	September 27, 2017
20.	63,728	September 28, 2017
21.	63,728	September 29, 2017
22.	63,728	October 2, 2017
23.	63,728	October 3, 2017
24.	63,728	October 4, 2017
25.	63,728	October 5, 2017
26.	63,728	October 6, 2017
27.	63,728	October 9, 2017
28.	63,728	October 10, 2017
29.	63,728	October 11, 2017
30.	63,728	October 12, 2017
31.	63,728	October 13, 2017
32.	63,728	October 16, 2017
33.	63,728	October 17, 2017
34.	63,728	October 18, 2017
35.	63,728	October 19, 2017
36.	63,728	October 20, 2017
37.	63,728	October 23, 2017
38.	63,728	October 24, 2017
39.	63,728	October 25, 2017
40.	63,728	October 26, 2017

C-1

41.	63,728	October 27, 2017
42.	63,728	October 30, 2017
43.	63,728	October 31, 2017
44.	63,728	November 1, 2017
45.	63,728	November 2, 2017
46.	63,728	November 3, 2017
47.	63,728	November 6, 2017
48.	63,728	November 7, 2017
49.	63,728	November 8, 2017
50.	63,728	November 9, 2017
51.	63,728	November 10, 2017
52.	63,728	November 13, 2017
53.	63,728	November 14, 2017
54.	63,728	November 15, 2017
55.	63,729	November 16, 2017
56.	63,729	November 17, 2017
57.	63,729	November 20, 2017
58.	63,729	November 21, 2017
59.	63,729	November 22, 2017
60.	63,729	November 24, 2017

C-2